NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Provides an Estimate of Total Catastrophe Loss Costs
 for the Fourth Quarter 2011

HAMILTON, Bermuda – January 24, 2012 -- Everest Re Group, Ltd. (NYSE: RE) announced today that it expects to incur net catastrophe losses of approximately $245 million, after reinstatement premiums and taxes, for the quarter. This loss provision includes an estimate for the floods in Thailand, with losses now expected to be $145 million, after reinstatement premiums and taxes. This is above the high end of the range previously announced and implies a market loss in excess of $15 billion.

The quarter’s catastrophe loss estimate also includes provisions for reported upward movements on prior events that occurred in the year. This includes the Japan earthquake, as previously announced, and newly reported updates to the New Zealand earthquake estimate from one large cedant. Due to the significant number of complex events this year and the impact this had on the estimation process, the quarter’s loss estimate also includes an additional $50 million ($32.5 million after-tax) of catastrophe reserves, above the current point estimates, for all 2011 events.

Joseph V. Taranto, Chairman and Chief Executive Officer stated, “2011 catastrophe losses have generated meaningful market price corrections, which continued through January renewals. In order to fully realize these benefits in 2012 we have taken a cautious approach to reserving for these events as we close the year. Despite these charges our surplus is expected to remain relatively unchanged for the quarter, which positions us well for 2012. We are extremely pleased with our current portfolio and anticipate strong earnings in 2012.”

Everest will release its fourth quarter  and full year 2011 financial results on Wednesday, February 8, 2012 after the close of the market and a conference call will take place the following day, February 9, 2012 at 10:30 a.m. Eastern Standard Time.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company.  These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.